EXHIBIT 99.1

News Media/ Investor Relations Contact: Lisa Johnston, 510-985-1033

OTCBB: MBYTF

Ruling on Karwat Arbitration

EMERYVILLE, Calif., April 11, 2003 – Moving Bytes Inc. (OTCBB: MBYTF), a web based provider of document processing and business communications services announced today that on April 3, 2003, the Company received the ruling of the American Arbitration Association and notice of Interim Arbitration Award related to the termination of Joseph Karwat.

On April 12, 2002, Mr. Karwat filed a demand for binding arbitration under the terms of his employment agreement dated August 7, 2000, alleging, among other things, that the Company breached his employment agreement and the covenant of good faith and fair dealing, fraudulent inducement, misrepresentation, defamation, violations of the California Labor Code and related claims. Mark Smith, President of the Company, was also named as a defendant. The Company alleged that the employment agreement was terminated for cause under the terms of the employment agreement and filed a cross-claim against Karwat alleging that he breached his fiduciary duty to the Company and violated the California Labor Code.

On April 3, 2003, the arbitrator ruled that Mr. Karwat was not terminated for cause and that Mr. Karwat was entitled to $150,000 and a 90 day notice payment in the amount of $37,500 in damages plus prejudgment interest on the award. The arbitrator also ruled that there was insufficient evidence to support Karwat’s claim that the Company violated the California Labor Code and Karwat’s claims of fraudulent inducement, misrepresentation and defamation. In addition, the arbitrator granted monetary sanctions against the Company in the amount of $4,000 for spoliation of evidence related to the Company’s failure to preserve Mr. Karwat’s computer records and awarded Mr. Karwat attorneys’ fees.

The arbitrator ruled that Karwat failed to prove liability as to the claims alleged against Mr. Smith. The arbitrator also ruled that the Company did not prevail on its cross claims.

The aggregate award to Mr. Karwat under the arbitrator’s interim ruling is $191,500, and seventy five percent of Karwat’s arbitrator’s fees and expenses, attorneys’ fees and interest to be calculated from January 29, 2002 to the date of the Final Award. The Company has notified its insurance underwriters of the arbitration ruling and has filed a claim under its Employment Practices Liability Insurance (EPLI) policy. The Company has received an initial opinion from its EPLI policy insurer that the insurer believes that most, if not all of the award is not a covered claim under the EPLI policy. The Company is evaluating the merits of this position.

To the extent that any part of the award made to Karwat in arbitration is not covered by the Company’s EPLI policy, the Company will not have sufficient working capital or cash resources to pay the award and there is substantial doubt that the Company will have the ability to carry on as a going concern. The Company is evaluating its alternatives for complying with the arbitrator’s ruling, including attempting to raise capital through equity or debt financing, reaching a settlement with Mr. Karwat, restructuring the Company, selling some or a portion of its assets or liquidation.

ABOUT MOVING BYTES

Moving Bytes is a web based provider of document processing and business communications solutions, to businesses worldwide. For more information, visit www.movingbytes.com.

Statements included with this press release, which are not historical in nature, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by these sections. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “projects,” “believes,” “intends,” “expects” and similar words and phrases. The following are important factors that could cause Moving Bytes actual results to differ materially from those expressed or implied by such forward looking statements: there can be no assurance that the Company can raise capital through equity or debt financing, or reach a settlement with Mr. Karwat, or restructure the Company, or sell some or a portion of its assets in order satisfy the amounts due as a result of the award in arbitration.